Contact:  Phil Gee
480-693-5729

FOR IMMEDIATE RELEASE

US Airways' Executive Vice President and Chief Administrative Officer
Jeffrey D. McClelland Passes Away

 TEMPE, Ariz., Sept. 11, 2006 -- US Airways (NYSE: LCC) today announced that Executive Vice President and Chief Administrative Officer Jeffrey D. McClelland passed away Sunday evening, Sept. 10, at his home in Phoenix. McClelland, who was 47, was diagnosed with cancer four years ago and fought a heroic battle against the disease.

Chairman, President and CEO Doug Parker made the following statement: "Words can't describe the sadness we feel from losing not only an extremely talented executive but a close confidante and a great friend. Jeff's contributions, which are too numerous to list, went well beyond any job title. He brought insight, depth and vision to our airline and he did so with an unparalleled work ethic and the utmost integrity. He was the embodiment of leadership by example, setting a standard that drove those of us who worked with him to be better executives and better people.

"Jeff dealt with this disease the same way he approached every other challenge; with resolve and a quiet determination. He never complained or asked for help, choosing instead to keep his battle private while continuing to come to work and contribute well beyond what any reasonable person would expect.

"In the near future, we plan to re-dedicate our flight center building in Phoenix as the Jeffrey D. McClelland Flight Center. This is one small way to honor Jeff's life and his love of aviation while giving our team a continuous reminder of the standard he set for us. We will also honor Jeff's memory by establishing the McClelland Scholarships within the US Airways Education Foundation. We will miss our friend, but we will not forget him or the lessons he taught us."

Jeff began his aviation career as a U.S. Navy pilot. He transitioned into commercial aviation by taking a position with American Airlines. After three years, he moved to Northwest Airlines, where he worked for nearly a decade in senior management. At Northwest, Jeff held a variety of operations and finance positions. When he left Northwest, he was senior vice president/controller for the airline.

In 1999, Jeff arrived at Phoenix-based America West. He came into the airline as senior vice president, operations and was also responsible for technical operations. Jeff led the turnaround of America West's operating challenges during 2000. In 2001, he assumed responsibility for all of America West's operations and became chief operating officer. He led the airline's operational recovery after Sept. 11, 2001.

Jeff played an integral role in preparing for the America West/US Airways merger and, following the September 2005 merger announcement; Jeff assumed a new position as executive vice president/chief administrative officer. In this role, he oversaw finance, legal affairs, human resources, labor relations, properties and facilities, and the two wholly owned subsidiary operations.

Parker continued, "Part of Jeff's legacy is the great people that he led and mentored. While we cannot replace Jeff, we anticipate his responsibilities will be capably handled by dividing them among members of our current executive team.

"I ask that you keep Jeff's family, especially his wife Lori and sons Peter, Jack, Will and Sean, in your hearts and prayers. We have lost a leader who made a difference, while they have lost a husband, father, son and brother."

-LCC-